UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

February 26, 2013

Date of Report (Date of earliest event reported)

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33123	68-0373593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25881 Industrial Boulevard, Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 782-2286

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 26, 2013, Solta Medical, Inc. (“Solta”) completed its previously announced acquisition of Sound Surgical Technologies LLC (“Sound Surgical”), which is now a wholly-owned subsidiary of Solta.

Pursuant to the Agreement and Plan of Merger dated as of January 29, 2013 (the “Merger Agreement”) among Sound Surgical, Solta and Argonaut Limited Liability Company (“Argonaut”), a wholly-owned subsidiary of Solta, and Inlign CP III, LLC, acting solely in the capacity of Representative, Solta has (i) issued in the aggregate 9.73 million shares of Solta common stock (the “Closing Shares”) to Sound Surgical’s unit holders and (ii) pay $5 million in cash to such holders and in respect to certain obligations of Sound Surgical outstanding at the closing. Pursuant to the Merger Agreement the Closing Shares have an ascribed value of $25.5 million based on the per share price equal to the volume-weighted average of the closing sales prices for Solta common stock on the NASDAQ Stock Market for a specified period prior to the date of the Merger Agreement (the “Closing Share Price”). The total amount of consideration paid in connection with the merger was approximately $30.5 million.

In addition, Solta has agreed to issue additional shares of its common stock (the “Earn-Out Shares”) to unit holders of Sound Surgical upon the achievement of certain revenue milestones in 2013 from the sale of Sound Surgical products. The Earn-Out Shares, if any, are issuable in the first quarter of 2014. The maximum number of Earn-Out Shares issuable under the Merger Agreement is 3.63 million shares, with an aggregate value of $9.5 million in total based on the Closing Share Price.

The terms of the Merger are more fully described in Item 1.01 of Solta’s Current Report on Form 8-K filed on January 29, 2013 in connection with the entry into the Merger Agreement, which information is incorporated herein by reference.

A copy of the news release announcing the closing is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Pursuant to the Merger Agreement, the Company agreed to take all actions necessary such that, effective as of the closing of the merger of Sound Surgical with and into Argonaut with Sound Surgical surviving as the sole entity (the “Closing”), David B. Holthe would be appointed to Solta’s board of directors (the “Board”) as the Appointee Director. On February 26, 2013, the Board increased the number of authorized directors to eight from seven and the Board appointed David B. Holthe to the Board, effective as of the Closing. Mr. Holthe will serve as a Class II director, whose initial term will expire at the Company’s 2014 annual meeting of stockholders.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Agreement and Plan of Merger dated as of January 29, 2013 among Sound Surgical, Solta and Argonaut Limited Liability Company, a wholly-owned subsidiary of Solta, and Inlign CP III, LLC, acting solely in the capacity of Representative.

99.1	News release of Solta Medical, Inc., dated February 26, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solta Medical, Inc.

By:	/s/ John F. Glenn
John F. Glenn Chief Financial Officer

Date: February 26, 2013